Exhibit 10.13

TRADEMARK ASSIGNMENT

(to Sibelco Nederland N.V.)

THIS TRADEMARK ASSIGNMENT (“Assignment”), effective as of the 1st day of June, 2018 (the “Effective Date”) is made by and between Covia Holdings Corporation (“Assignor”), a Delaware corporation having a place of business at 258 Elm Street, New Canaan, CT 06840, and SIBELCO NEDERLAND N.V. (“Assignee”), a corporation of the Netherlands having a place of business at Op de Bos 300, 6223 EP Maastricht, Netherlands.

WHEREAS, Assignor is the owner of the trademarks listed in the attached Schedule A and the corresponding trademark registrations listed in the attached Schedule A (hereinafter “Said Trademarks”);

WHEREAS, Assignee is interested in acquiring all of Assignor’s right, title and interest in Said Trademarks, and Assignor is willing to transfer all its right, title and interest in Said Trademarks to Assignee;

NOW, THEREFORE, to whom it may concern, for good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, Assignor hereby sells, assigns, transfers and conveys to Assignee, its successors and assigns, its entire worldwide rights, title and interest in and to Said Trademarks including the goodwill of the business symbolized by Said Trademarks and the respective registrations therefore, to have and to hold the same for the sole exclusive use and benefit of Assignee, and for the use and benefit of its successors and assigns, as fully and entirely as the same would have been held and enjoyed by Assignor had the sale, assignment and transfer not been made. Each party shall, at any time and from time to time on and after the Effective Date, upon reasonable request by the other party, and at Assignee’s sole cost and expense, take or cause to be taken such actions and execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, such instruments and documents as may be required to maintain Said Trademarks including, but not limited to, recording this assignment with appropriate government authorities, as may be necessary. This Assignment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed one and the same agreement. Assignee shall indemnify, defend, and hold harmless Assignor and its affiliates, officers, directors, employees, agents, successors, and assigns from and against all losses, damages, liabilities, deficiencies, claims, actions, judgments, settlements, interest, awards, penalties, fines, costs, taxes, or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers arising out of or in connection with the sale, assignment, transfer and conveyance of Said Trademarks to Assignee by Assignor.

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IN WITNESS WHEREOF, the parties hereto have executed this Assignment as of the Effective Date.

COVIA HOLDINGS CORPORATION	SIBELCO NEDERLAND N.V.

By:	/s/ Campbell Jones	By:	/s/ John van Put
Name:	Campbell Jones	Name:	John van Put
Title:	Executive Vice President and Chief Operating Officer	Title:	Bestuurder

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